RATIO OF EARNINGS TO FIXED CHARGES                                                                      EXHIBIT 12
( in thousands )                                                                                        Three months ended
                                                                                                             March 31,
                                                                                                        1999             1998

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                                                           $   56,346       $   44,425
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                                                               12,346           13,234

Earnings as defined                                                                                 $   68,692       $   57,659

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                                                               $   11,073       $   12,012
Interest capitalized                                                                                        11               31
Portion of rental expense representative
     of the interest factor                                                                              1,273            1,222
Preferred stock dividends of majority-owned
     subsidiary companies                                                                                   20               20

Fixed charges as defined                                                                            $   12,377       $   13,285

RATIO OF EARNINGS TO FIXED CHARGES                                                                        5.55             4.34